Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER HEREOF FOR ITS OWN ACCOUNT FOR INVESTMENT WITH NO INTENTION OF MAKING OR CAUSING TO BE MADE A PUBLIC DISTRIBUTION OF ALL OR ANY PORTION THEREOF. SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

No.	____________, 200_
Chicago, Illinois

CAPITAL GROWTH SYSTEMS, INC.
FORM OF WARRANT TO PURCHASE
SERIES AA PREFERRED STOCK AT $1,000 PER PREFERRED SHARE, OR $0.45
PER COMMON SHARE ON AS CONVERTED BASIS

Void after December 31, 2008, Unless Extended

Capital Growth Systems, Inc., a Florida corporation (the “Company”), hereby certifies that, for value received, _______________________________________ (including any successors and assigns, “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 PM Central time, on December 31, 2008 (the “Expiration Date”), which date is subject to extension as set forth in Section 7 fully paid and nonassessable shares of the Company’s Series AA Preferred Stock (the “Warrant Shares”) under the terms set forth herein. Holder acknowledges that effective upon the filing of an amendment to the Articles of Incorporation of the Company increasing its authorized Common Stock to not less than 200,000,000 shares (the “Amendment”), each share of Series AA Preferred Stock shall automatically be converted into 2,222.2 shares of $0.0001 par value Company common stock (“Common Stock”) and for purposes of this Warrant, effective as of the filing of the Amendment, all references hereto to Warrant Shares shall be automatically amended to refer to the corresponding number of shares of Common Stock into which the shares of Series AA Preferred Stock have been converted.

1. Number of Warrant Shares; Exercise Price. This Warrant shall evidence the right of the Holder to purchase up to __________ Warrant Shares (which number of Warrant Shares will remain fixed and is not subject to any adjustment except as provided in Section 6 below) at an initial exercise price per Warrant Share of $1,000 per share of Series AA Preferred Stock (i.e. $0.45 per share of Common Stock following the Amendment) (the “Exercise Price”), subject to adjustment as provided in Sections 6 and  7 below.

2. Definitions. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Common Stock” shall mean the common stock, par value $0.0001 of the Company.

(b) The term “Company” shall mean Capital Growth Systems, Inc. and shall include any company which shall succeed to or assume the obligations of the Company hereunder.

(c) The term “Corporate Transaction” shall mean (i) a sale, lease transfer or conveyance of all or substantially all of the assets of the Company; (ii) a consolidation of the Company with, or merger of the Company with or into, another corporation or other business entity in which the stockholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger; or (iii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and/or an effective change of the number of issued and outstanding shares of the Company (i.e. reverse or forward split), and further including any of the issuances of capital stock with respect to any of the transactions contemplated in the Memorandum.

(d) The term “Memorandum” shall mean the private placement memorandum pursuant to which this Warrant was issued as part of “Units” comprised of Series AA Preferred Stock and Offering Warrants.

(e) The term “Offering Warrants” shall mean this Warrant and each other warrant issued to purchasers of Units pursuant to the offering set forth in the Memorandum.

3. Exercise Date; Expiration. Subject to the terms hereof, this Warrant may be exercised by the Holder at any time or from time to time before the Expiration Date (the “Exercise Period”).

4. Exercise of Warrant; Partial Exercise. This Warrant may be exercised in full by the Holder by surrender of this Warrant, together with the Holder’s duly executed form of subscription attached hereto as Exhibit A, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the aggregate exercise price (as determined above) of the number of Warrant Shares to be purchased hereunder. The exercise of this Warrant pursuant to this Section 4 shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant is surrendered to the Company as provided in this Section 4, and at such time the person in whose name any certificate for Warrant Shares shall be issuable upon such exercise shall be deemed to be the record holder of such Warrant Shares for all purposes. As soon as practicable after the exercise of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates for the number of fully paid and nonassessable full shares of Warrant Shares to which the Holder shall be entitled on such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the current fair market value of one full Warrant Share as determined in good faith by the Board of Directors and as set forth in Section 7, and, if applicable, a new warrant evidencing the balance of the shares remaining subject to the Warrant.

5. Weighted Average Anti-Dilution Price Protection. The purchase price of Warrant Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant shall be subject to adjustment from time to time, as follows:

(a) “New Securities” shall mean any Common Stock or preferred stock of Company issued during the term of this Warrant, whether now authorized or not, and rights, options or warrants to purchase said Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or preferred stock (including but not limited to convertible debt or any other instrument exercisable for or convertible into Common Stock); provided, however, that “New Securities” does not include (i) any securities issued or issuable pursuant to any of the notes, options, warrants or other securities outstanding as of the date of the closing of the offering pursuant to the Memorandum, including all Offering Warrants; (ii) up to 5,000,000 shares of Common Stock issued pursuant to the stock option plan contemplated in the Memorandum; any stock option plan maintained by Company; or (iii) shares of Company's Common Stock issued in connection with any stock split, stock dividend, or recapitalization by Company.

(b) In the event that Company issues New Securities for a consideration of less than $0.45 per share of Common Stock (on an as converted to Common Stock basis, as adjusted per this Section 5 hereof) (the “Original Purchase Price”), or if the Original Purchase Price shall have been adjusted hereunder, and the Company issues New Securities for a purchase price below the adjusted Purchase Price, then the then-current Purchase Price shall be adjusted downward to a price determined by dividing

(i) the sum of (w) the Purchase Price in effect before the issuance of such New Securities multiplied by the number of shares of the Company’s Common Stock then issued and outstanding plus the number of shares of Company preferred stock then issued as converted into shares of Common Stock (including shares of common stock reserved pursuant to the issued Offering Warrants) immediately prior to the issuance of such New Securities and (x) the consideration, if any, received by or deemed to have been received by the Company on the issue of such New Securities by:

(ii) the sum of (y) the number of shares of the Company’s Common Stock then issued and outstanding plus the number of shares of the Company’s preferred stock then issued as converted into shares of Common Stock (including shares of Common Stock reserved pursuant to the issued Offering Warrants) immediately prior to the issuance of such New Securities and (z) the number of Additional Shares of Common Stock issued or deemed to have been issued in the issuance of such New Securities.

(c) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid.

(d) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Company’s board of directors consistent with its fiduciary duties irrespective of any accounting treatment.

(e) The Company will not by reorganization, transfer of assets, consolidation, merger, dissolution, or otherwise, avoid or seek to avoid observance or performance of any of the terms of this Section 5, but will at all times in good faith assist in the carrying out and performance of all provisions of this Section 5 in order to protect the rights of the Holder against impairment.

6. Adjustments to Number of Warrants and Conversion Price. The number and kind of Warrant Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant and the exercise price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a) Splits and Subdivisions. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Series AA Preferred Stock (or following the Amendment, of the Common Stock) or the determination of the holders of Series AA Preferred Stock (or following the Amendment, of the Common Stock) entitled to receive a dividend or other distribution payable in additional shares of Series AA Preferred Stock (or following the Amendment, of the Common Stock) or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Series AA Preferred Stock (hereinafter referred to as the “Series AA Preferred Stock Equivalents”) (or following the Amendment, of the Common Stock, with the entitlement for the holder thereof to receive directly or indirectly, additional shares of Common Stock, hereinafter referred to as the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Series AA Preferred Stock (or following the Amendment, of the Common Stock) or Series AA Preferred Stock Equivalents, (or following the Amendment, of the Common Stock Equivalents), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately increased in proportion to such increase of outstanding shares.

(b) Combination of Shares. If the number of shares of Series AA Preferred Stock (or following the Amendment, of the number of shares of Common Stock) outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Series AA Preferred Stock (or following the Amendment, of the number of shares of Common Stock), the Exercise Price shall be appropriately increased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately decreased in proportion to such decrease in outstanding shares.

(c) Reclassification or Reorganization. If the Warrant Shares issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a split, subdivision or stock dividend provided for in Section 6(a) above or a combination of shares provided for in Section 6(b) above, or a reorganization, merger or consolidation provided for in Section 6(d) below, then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

(d) Merger or Consolidation. If at any time or from time to time there shall be a capital reclassification or reorganization of the Warrant Shares or a Corporate Transaction (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) of the Company, then as a part of such reorganization or Corporate Transaction, adequate provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, resulting from such reorganization, recapitalization or Corporate Transaction to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization or Corporate Transaction. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 6(d) hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such Corporate Transaction unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Corporate Transaction or the corporation purchasing or acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph 7(d) shall similarly apply to successive reorganizations, reclassifications, or Corporate Transactions. Notwithstanding anything to the contrary contained herein, in the event at least 30 days prior to the closing of the reorganization or Corporate Transaction the Company receives the written consent from holders of Offering Warrants outstanding which represent the right to purchase eighty-five percent (85%) of the shares of Common Stock purchasable under the Offering Warrants (the “Offering Warrant Majority”) that all Offering Warrants shall be cancelled effective as of the closing of the reorganization or Corporate Transaction, then provided the Company provides notice to the Holder of this Warrant at least 20 days prior to the closing of such reorganization or Corporate Transaction of such approval, then effective upon the closing of such reorganization or Corporate Transaction, this Warrant shall be cancelled.

(e) Notice of Record Dates; Adjustments. In the event of a Corporate Transaction, the Company shall provide to the Holder twenty (20) days advance written Notice of such Corporate Transaction. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of Warrant Shares issuable upon the exercise of this Warrant. Such Notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based, as well as whether this Warrant will be cancelable as specified above.

7. Registration Rights. The Company hereby agrees that the Holder shall be entitled, with respect to all shares of Common Stock issuable upon exercise of this Warrant or conversion of the Warrant Shares issued upon the exercise of this Warrant, to the registration rights set forth in the Registration Rights Agreement, in the form included in the Memorandum, as may be amended or supplemented from time to time, the terms of which are hereby incorporated by this reference, with the same force and effect as if specifically set forth herein. In addition, in the event that the Company has failed or expects to fail to register the shares of Common Stock underlying this Warrant by the Expiration Date, then the Expiration Date shall be automatically extended until delivery by the Company to the Warrant holder of a Notice of Warrant Extension, which notice may be delivered at any time on or after December 31, 2007, indicating the Company’s election to extend the Expiration Date until: (a) 365 days following the date of such Notice of Warrant Extension, if at the date of such notice an effective registration statement covering the resale of shares of Common Stock issuable upon exercise of this Warrant is in effect; or (b) until 365 days following the date of such Notice of Warrant Extension, if the Company states in the notice that it has elected to add the following cashless exercise provision to the Warrant, irrespective of whether the shares of Common Stock issuable upon exercise of the Warrant are registered or are anticipated to be registered:

Upon execution of the cashless exercise of the shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares computed using the following formula:

X =	Y (A - B)
A

Where:	X =	the number of shares of Warrant Shares to be delivered to the Holder;
	Y =	the number of Converted Warrant Shares;
	A =	the fair market value of one Warrant Share on the Conversion Date (as defined below); and
	B =	the Exercise Price (as adjusted to the Conversion Date).

No fractional shares shall be issuable upon cashless exercise of the Warrant, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as defined below).

(i) Method of Exercise. The Holder may execute the cashless exercise by the surrender of this Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to execute a cashless exercise and indicating the total number of shares under this Warrant that the Holder is exercising through the cashless exercise. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”). Certificates for the shares issuable upon execution of the cashless exercise shall be delivered to the Holder within three business days following the Conversion Date.

(ii) Determination of Fair Market Value. For purposes of this Section 7, fair market value of a Warrant Share on the Conversion Date shall be determined as follows:

(1) If the Common Stock is traded on a stock exchange or the Nasdaq Stock Market (or a similar national quotation system), the fair market value of a Warrant Share shall be deemed to be the average of the closing selling prices of the Common Stock on the stock exchange or system determined by the Board to be the primary market for the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are officially quoted in the composite tape of transactions on such exchange or system;

(2) If the Common Stock is traded over-the-counter, the fair market value of a Warrant Share shall be deemed to be the average of the closing bid prices (or, if such information is available, the closing selling prices) of the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system; and

(3) If there is no public market for the Common Stock, then the fair market value of a Warrant Share shall be determined by the Board of Directors of the Company in good faith, and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 15 days after such request, notify the Holder of the Fair Market Value per share of Common Stock.

8. Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.

9. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.

10. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant but will at all times carry out all such terms and take all such action as may be reasonably necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment, subject to any amendment or waiver as permitted pursuant to Section 11(e).

11. Miscellaneous.

(a) Transfer of Warrant. The Holder agrees not to make any disposition of this Warrant, the Warrant Shares or any rights hereunder without the prior written consent of the Company. Any such permitted transfer must be made by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto as Exhibit B to any such permitted transferee. As a condition precedent to such transfer, the transferee shall sign an investment letter in form and substance satisfactory to the Company. Subject to the foregoing, the provisions of this Warrant shall inure to the benefit of and be binding upon any successor to the Company and shall extend to any holder hereof.

(b) Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.

(c) Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant shall be in writing and shall be effective and deemed delivered to such party under this Warrant on the earliest of the following: (a) the date of personal delivery; (b) two (2) business days after transmission by facsimile, addressed to the other party at its facsimile number, with confirmation of transmission; (c) four (4) business days after deposit with a return receipt express courier for United States deliveries; or (d) five (5) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to such party at the address set forth on the signature page hereto, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto. Notices to the Company will be marked “Attention: Chief Financial Officer.”

(d) Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(e) Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of either: (i) the Holder and the Company; or (ii) the Offering Warrant Majority and the Company. Any amendment or waiver effected in accordance with this Section 11(e) shall be binding upon the Holder of this Warrant (and of any securities into which this Warrant is convertible), each future holder of all such securities, and the Company.

(f) Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(g) Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws principles.

(h) Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

CAPITAL GROWTH SYSTEMS, INC.

By:
Name:
Title:

HOLDER NAME:

Address:

EXHIBIT A

FORM OF SUBSCRIPTION OF $0.45 WARRANT

(To be signed only on exercise of Warrant)

To:	COMPANY NAME.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase _____ shares of the Series AA Preferred Stock covered by such Warrant and herewith makes payment of $ _________, representing the full purchase price for such shares at the price per share provided for in such Warrant.

Please issue a certificate or certificates representing ________ shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

Dated:
(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

(Print Name)

Address:

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EXHIBIT B

FORM OF ASSIGNMENT OF $0.45 WARRANT

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Street)

	(City)	(State)	(Zip Code)

Date:

Holder’s Signature:

Holder’s Address:
(Street)

	(City)	(State)	(Zip Code)

NOTE: The signature to this Form of Assignment must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

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